Exhibit 4.8

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of July 7, 2021, by and among (i) Alpha Tau Medical Ltd., an Israeli private company (the “Company”), (ii) the entities and individuals identified in Schedule 1 attached hereto (collectively, the “Key Holders”), (iii) each of the entities and individuals identified in Schedule 2 hereto (the “Series A Holders”), (iv) each of the entities and individuals identified in Schedule 3 hereto (the “Series B Holders”), and (v) shareholders who have become a party hereto from time to time with the consent of the Company upon execution of the Joinder set forth in Annex A hereto, and whose names have been or will be added to an updated version of Schedule 4 (together with the Key Holders, the Series A Holders and the Series B Holders, the “Investor(s)”).

RECITALS

WHEREAS, the Investors hold Company’s Ordinary Shares, Series A Preferred Shares and Series B Preferred Shares;

WHEREAS, the Company and certain of the Investors and the Key Holders are parties to that certain Amended Investors’ Rights Agreement dated as of April 16, 2020 (the “Prior Agreement”), and desire to amend, restate and terminate the Prior Agreement in its entirety and to accept the rights and obligations created pursuant to this Agreement, in lieu of the rights and obligations granted to them under the Prior Agreement; and

WHEREAS, under that certain Agreement and Plan of Merger, dated as of July 7, 2021 (the “Merger Agreement”), by and among the Company, Archery Merger Sub, Inc., the Company’s wholly-owned subsidiary (“Merger Sub”), and Healthcare Capital Corp. (“HCCC”), pursuant to which Merger Sub will merge with and into HCCC (the “Merger”), with HCCC surviving as a wholly-owned subsidiary of the Company, and which will result in the Ordinary Shares (as defined below), being registered under Section 12(b) of the 1934 Act (as defined below) and listed on Nasdaq Stock Market, Healthcare Capital Sponsor LLC (the “Sponsor”) will be issued Ordinary Shares and, upon and subject to the closing of the Merger, will become an Investor that is a party hereto by executing a joinder agreement, in the form attached to this Agreement as Annex A.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. The term “control” as used herein shall mean the holding of the majority of the shares of such party, or the power to appoint the majority of the directors of such party or the power to direct the management and policies of such party, through contractual means or otherwise.

1.2 “Amended AOA” means the Company’s Amended and Restated Articles of Association, as may be lawfully amended from time to time in accordance with its terms and applicable law.

1.3 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.4 “Eligible Investor” means any (i) Series B Holder who acquired at least 1.5% of the Series B Preferred Shares issued under the Series B Securities Purchase Agreement (as defined below); and (ii) Series A Holders who acquired at least 1.5% of the Series A Preferred Shares under the Series A Securities Purchase Agreement (as defined below), and (iii) Key Holder for so long as it continues to hold at least 3% of the Company’s as-converted and fully-diluted share capital until the earlier of: (i) Company’s notice pursuant to Section 2.2; or (ii) until the first Demand Notice date.

1.5 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6 “Form F-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.7 “Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed or to be filed in the future by the Company with the SEC.

1.8 “IFRS” means International Financial Reporting Standards.

1.9 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.10 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.11 “Investor Majority” means Holders which hold more than 50% of the Registrable Securities then outstanding, and in all events include, prior to the IPO, the Lead A Investor (as defined in the Amended AOA).

1.12 “IPO” means the Company’s first underwritten public offering of its Ordinary Shares under the Securities Act, or, alternatively, a SPAC Transaction.

1.13 “Merger” has the meaning provided in the Recitals hereto.

1.14 “Ordinary Shares” means, the Ordinary Shares of the Company, with no par value.

1.15 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.16 “Ordinary Registrable Securities” means (i) any Ordinary Shares currently held by the Key Holders, (ii) any Ordinary Shares, or any Ordinary Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by Key Holders after the date hereof pursuant to options and/or rights to acquire additional Ordinary Shares which are in existence at the closing of the Company’s IPO; and (iii) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend, upon any stock split or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above.

1.17 “Preferred Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares, including but not limited to the Warrant Shares; (ii) the Ordinary Shares issuable or issued upon conversion of the Series B Preferred Shares; (iii) any Ordinary Shares, or any Ordinary Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired after the date hereof by (a) Series A Holders, including but not limited to the Warrant Shares or (b) the Series B Holders; and (iv) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend, upon any stock split or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i), (ii) and (iii) above.

1.18 “Registrable Securities” means the Ordinary Registrable Securities, the Preferred Registrable Securities and the Ordinary Shares issuable to the Sponsor upon consummation of the transactions under the Merger Agreement. Registrable Securities shall not include any (a) Ordinary Shares which have previously been registered, (b) Ordinary Shares which have previously been sold to the public, or (c) any Ordinary Shares eligible for resale pursuant to SEC Rule 144 with no volume limitation.

1.19 “Registrable Securities then outstanding”, or similar term, means the number of shares determined by adding the number of outstanding Ordinary Shares that are Registrable Securities and the number of Ordinary Shares issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.20 “SEC” means the Securities and Exchange Commission.

1.21 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.22 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.23 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.24 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.25 “Series A Preferred Shares” means the Company’s Series A Preferred Shares, no par value per share.

1.26 “Series B Preferred Shares” means the Company’s Series B Preferred Shares, no par value per share.

1.27 “Series A Securities Purchase Agreement” means the Securities Purchase Agreement by and between the Company and the Series A Holders, dated as of September 2, 2018.

1.28 “Series B Securities Purchase Agreement” means the Securities Purchase Agreement by and between the Company and the Series B Holders, dated as of April 6, 2020.

1.29 “SPAC Transaction” means a merger (including the Merger), consolidation, share exchange, share purchase or other business combination between (1) the shareholders of the Company, the Company and/or a subsidiary of the Company and (2) a publicly listed “special purpose acquisition company” (a “SPAC”) and/or its shareholders (or a subsidiary of the publicly listed company), in connection with which either (x) the Company becomes a publicly listed Company (or a subsidiary of a publicly listed company) with Shares registered under Section 12(b) of the 1934 Act, or (y) the shareholders of the Company immediately prior to the closing of such merger, consolidation, share exchange, share purchase or other business combination hold or have the right, by virtue of their shareholdings in the Company, to acquire or to be issued, immediately following the closing of such merger, consolidation, share exchange, share purchase or other business combination, the majority shareholding in a publicly listed company that is the surviving entity of such merger, consolidation, share exchange, share purchase or other business combination.

1.30 “Preferred Shares” means either Series A Preferred Shares and/or Series B Preferred Shares.

1.31 “Warrant Shares” means the Series A Preferred Shares issued or issuable upon exercise of the warrants granted by the Company to certain of the Series A Holders (the “Warrants”), as detailed on the Capitalization Table attached as Schedule 3.3(a)(iv) to the Series A Securities Purchase Agreement, as such Warrants have been amended and the numbers amended as may be adjusted thereunder, under the Amended AOA and/or under the Warrants, and shall include the Ordinary Shares into which such Warrant Shares may be convertible at any time.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form F-1 Demand. If at any time during the time period commencing immediately following one hundred eighty (180) days after the effective date of the registration statement for the IPO (or earlier upon expiration or waiver of any lockup applicable to such Holders party hereto), with respect to an IPO which is not a SPAC Transaction, or following the closing of the Merger Agreement and expiration or waiver of any lockup applicable to such Holders party hereto, with respect to an IPO which is a SPAC Transaction, and in all cases ending five (5) years thereafter, the Company receives a written request from the Investor Majority that the Company file a Form F-1 registration statement covering at a minimum the public sale of Preferred Registrable Securities having an estimated aggregate public offering price (net of underwriting discounts and commissions) of at least five million dollars (US$5,000,000), then the Company shall (x) within fourteen (14) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders, and (y) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form F-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holder, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c), 2.1(d) and 2.3.

(b) Form F-3 Demand. If at any time when it is eligible to use a Form F-3 registration statement, the Company receives a request from the Investor Majority that the Company file a Form F-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least US$2 million, then the Company shall (i) within fourteen (14) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form F-3 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within fifteen (15) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c), 2.1(d) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred and twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such 120-day period.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred and eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith best efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations; or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities, all of which may be immediately registered on Form F-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) if the Company has effected two (2) registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit, pursuant to Subsection 2.6, their right to one demand registration statement, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, any registration effected by the Company for any shareholder(s)) any of its Ordinary Shares under the Securities Act in connection with the public offering of such securities, the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of the Investor Majority holding Registrable Securities having an estimated aggregate public offering price (net of underwriting discounts and commissions) of at least one million dollars

(US$1,000,000) given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration; the expenses of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be of international repute and selected by the Initiating Holders, subject to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter and allocated as follows: first, Preferred Registrable Securities held by the Initiating Holders (pro rata to the respective number of Registrable Securities required by the Initiating Holders to be included in this registration); second, to the extent possible, Preferred Registrable Securities held by the non-Initiating Holders (pro rata to the respective number of Registrable Securities required by such Investors to be included in this registration); and third, to the extent possible, Ordinary Registrable Securities (pro rata to the respective number of Registrable Securities then held by the Holders participating in such Registration); provided, however, that in any event all Registrable Securities must be included in such registration prior to any other shares of the Company or its shareholders of shares which are not “Registrable Securities” under this Agreement.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2 (Company Registration), the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their reasonable discretion determine will not jeopardize the success of the offering by the Company. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated as follows: first, all the securities to be included by the Company; second, such number of Preferred Registrable Securities (which shall be allocated among all Holders thereof requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Preferred Registrable Securities held by them at the time of filing the registration statement), requested to be registered by Holders thereof; and third, such number of Ordinary Registrable Securities (which shall be allocated among all Holders requesting to be included in the registration and underwriting in proportion, as nearly as practicable, to the respective amounts of Ordinary Registrable Securities held by them at the time of filing the registration statement), requested to be registered by such Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below fifty percent (50%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other shareholders’ securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, any selling Holder’s holdings shall be aggregated with the holdings of its Permitted Transferees, which shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

(d) Subsection 2.1 2.2 shall not apply to any registration statement on Form F-1 or F-4 to be filed by the Company in connection with a SPAC Transaction (including any resale registration statements amendments thereto required to be filed by the Company in connection with any financing related to the SPAC Transaction).

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold and/or may be sold under Rule 144;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) use its best efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering (to the extent deliverable in accordance with their professional standards), addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities; notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed, or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(i) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders which, subject to the Company’s prior approval, shall be selected by the Investor Majority (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Investor Majority (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Investor Majority agree to forfeit their right to one registration pursuant to Subsection 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to registration pursuant to Subsection 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, or the equivalent securities exchange law of another jurisdiction (collectively, “Holder’s Indemnitees”), against any Damages, and the Company will pay to each such Holder’s Indemnitee any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration, and, provided, further, that the foregoing indemnity obligations are subject to the condition that, insofar as it relates to any untrue statement or omission (or alleged untrue statement or omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement becomes effective or in the final prospectus filed with the SEC, such indemnity agreement shall not inure to the benefit of the Holder’s Indemnitees, if a copy of the amended or final prospectus was furnished, either by way of filing with or furnishing to the SEC or otherwise, to the Person asserting the loss, liability, suit, claim or damage at or prior to the time such furnishing is required by any applicable securities law and such that the amended or final prospectus would have cured the defect giving rise to such loss, liability, suit, claim or damage.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld or delayed; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give a written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give a written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company shall

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon written request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after it has become subject to such reporting requirements), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form F-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement and until the closing of the IPO, the Company shall not, without the prior consent of the Investor Majority (except in the context of the sale of the type of Senior Shares which in accordance with Article 11(d)(iv) of the Amended AOA are not subject to a Preferred Shares Majority (as such terms are defined in the Amended AOA)), enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder, or otherwise grant such holder senior registration rights.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that such Holder shall not, without the prior written consent of the managing underwriter (or, in the case of an IPO that is a SPAC Transaction, the prior written consent of the Company), sell or otherwise transfer or dispose of any securities of the Company held by such Holder (other than those included in the registration) for a period specified by the underwriters of Ordinary Shares (or other securities) of the Company (or, in the case of an IPO that is a SPAC Transaction, for a period specified by the Company) not to exceed (a) one hundred and eighty (180) days from the date of the final prospectus relating to the IPO, or in the case of an IPO Offering that is a SPAC Transaction, the date of the consummation of the SPAC Transaction in connection with the IPO and (b) ninety (90) days from the date of the final prospectus filed by the Company in connection with any other offering; notwithstanding the foregoing, however, any agreement consummated in connection with a SPAC Transaction that stipulates a longer lock-up period shall govern; and further provided that:

(a) all officers and directors of the Company, all shareholders of the Company holding at least 1% of the outstanding share capital and holders of registration rights enter into similar agreements; and

(b) any discretionary waiver, release or termination of the foregoing restriction shall apply to all holders of share capital of the Company, on a pro rata basis.

The foregoing provisions of this Subsection 2.11: (1) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any Permitted Transferee of the Holder, provided that the Permitted Transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value and (2) shall not be construed as to prohibit or limit the exercise of warrants or options during such period. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were parties hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto.

2.12 Foreign Jurisdiction. If, upon the consent of the Investor Majority, the IPO, or any other registration of Company shares, is effected in a jurisdiction other than the United States, the provisions hereof shall apply in respect thereto, and to the laws of such jurisdiction, mutatis mutandis.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earlier of (i) the closing of a Deemed Liquidation, as such term is defined in the Amended AOA, so long as, on the consummation of such Deemed Liquidation, (A) with respect to Series A Holders, each of the Series A Holders receives no less than the Series A Preference (as defined in the Amended AOA) for each Series A Preferred Share then held by it, in cash or other equally-liquid proceeds; and (B) with respect to Series B Holders, each of the Series B Holders receives no less than the Series B Preference (as defined in the Amended AOA) for each Series B Preferred Share then held by it, in cash or other equally-liquid proceeds; (ii) such time as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and (iii) the 5th anniversary of the date which is 180 days following the IPO.

3. Information Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Investor:

(a) as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and the comparable amounts for the prior year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of shareholders’ equity as of the end of such year; with all such financial statements (i)-(iii) to be audited and certified by independent public accountants of internationally-recognized standing selected by the Company;

(b) as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company (beginning with the first quarter of 2019), unaudited but reviewed statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of shareholders’ equity as of the end of such fiscal quarter, all prepared in accordance with US GAAP or IFRS (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with US GAAP or IFRS);

(c) together with the reports detailed in Subsections 3.1(a) and 3.1(b) above, a statement showing the number of shares of each class and series of share capital and securities convertible into or exercisable for share capital outstanding at the end of the period, the Ordinary Shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Ordinary Shares and the exchange ratio or exercise price applicable thereto, and the number of options (issued and not yet issued but reserved for issuance, if any), all in sufficient detail as to permit the Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d) with respect to the financial statements called for in Subsection 3.1(a) and Subsection 3.1(b), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with IFRS consistently applied with prior practice for earlier periods (except as otherwise set forth in Subsection 3.1(b)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein, unless similar certifications are included in the accountant’s opinion or review report, as the case may be, relating to such financial statements; and

(e) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Eligible Investor may from time to time reasonably request.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated (i.e. consolidating financial statements of the Company and all such consolidated subsidiaries).

3.2 Inspection. The Company shall permit, each Eligible Investor, at such party’s expense and not more than twice in 12 months, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Eligible Investor.

3.3 Limitations on Information Rights. The Company may refrain from providing a particular portion of the information pursuant to Sections 3.1 and 3.2 to a Series A Holder or Series B Holder if the Board reasonably and in good faith determines that (i) such portion of the information is a Company trade secret or involves personal information; or (ii) the disclosure of such information would be reasonably expected to adversely affect the attorney-client privilege between the Company and its counsel, and provided that this Section 3.3 shall not limit the Company’s obligations to provide any information required under Sections 3.1 and/or 3.2 which does not fall within the limitations set forth in this Section 3.3.

3.4 Termination of Covenants. The covenants set forth in Subsection 3.1 and Subsection 3.2 shall terminate and be of no further force or effect upon the closing of the Company’s IPO,

which imposes an obligation on the Company to provide periodic reports.

3.5 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5 with the Company being a beneficiary of such obligation; (iii) to any existing or prospective Affiliate, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure, and takes reasonable steps to minimize the extent of any such required disclosure.

4. Miscellaneous.

4.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is a Permitted Transferee (as defined in the Amended AOA) of a Holder; or (ii) after such transfer, holds at least the lowest of: (a) 1,000,000 shares (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations), (b) 50% of the Registrable Securities held by the transferor immediately prior thereto but in any event more than 300,000 shares and (c) in the case of a Series A Holder or Series B Holder only, 50% of the Registrable Securities held by the transferor at the Closing (in each case (a)-(c), subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.1110. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

4.2 Governing Law. This Agreement shall be exclusively governed and construed in accordance with the laws of the State of Israel, without regard to conflicts of laws provisions thereof.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified;

(b) when sent by facsimile or email, with confirmation of transmission if sent during normal business hours of the recipient, if not, then on the next business day; (c) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two business days after deposit with an internationally-recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent out as set forth in the Purchase Agreement, or to the addresses provided by a party hereunder.

4.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Investor Majority. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

4.7 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, which shall remain enforceable, to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, the portion of this Agreement containing any provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

4.8 Aggregation of Shares. All Registrable Securities held or acquired by Permitted Transferees of a Holder shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Permitted Transferees may apportion such rights as among themselves in any manner they deem appropriate.

4.9 Entire Agreement. This Agreement (including any Schedules hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4.10 Jurisdiction. The competent courts in Israel shall have sole and exclusive jurisdiction over all matters relating to this Agreement.

4.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

[EXECUTION PAGE TO AMENDED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended Investors’ Rights Agreement as of the date set forth in the first paragraph hereof.

Alpha Tau Medical Ltd.		Medison Ventures Ltd.

By (sign name):	/s/ Uzi Sofer	By (sign name):	/s/ Meir Jakobsohn
Print Name:	Uzi Sofer	Print Name:	Meir Jakobsohn
Title:	CEO	Title:	CEO
Date:	July 14, 2021	Date:	14/07/2021

Edmund Shamsi		Mishor Tau LLC

By (sign name):	/s/ Edmund Shamsi	By (sign name):	/s/ Edmund Shamsi
Print Name:	EDMUND SHAMSI	Print Name:	EDMUND SHAMSI
Title:	General Manager	Title:	General Manager
Date:	7/14/21	Date:	7/14/21

OurCrowd (Investment in AlphaT) L.P.		OurCrowd 50 L.P.

By (sign name):	/s/ Josh Wolff Cali Chill	By (sign name):	/s/ Josh Wolff Cali Chill
Print Name:	Josh Wolff Cali Chill	Print Name:	Josh Wolff Cali Chill
Title:	COO CLO	Title:	COO CLO
Date:	13 July 2021	Date:	13 July 2021

OurCrowd General Partner L.P. or an affiliate as may be directed		OurCrowd International Investment III L.P.

By (sign name):	/s/ Josh Wolff Cali Chill	By (sign name):	/s/ Josh Wolff Cali Chill
Print Name:	Josh Wolff Cali Chill	Print Name:	Josh Wolff Cali Chill
Title:	COO CLO	Title:	COO CLO
Date:	13 July 2021	Date:	13 July 2021

[EXECUTION PAGE TO AMENDED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amended Investors’ Rights Agreement as of the date set forth in the first paragraph hereof.

Shavit Capital Fund 4 (Israel), L.P.		Shavit Capital Fund IV (US), L.P.

By: Shavit Capital Fund 4 GP, LP		By: Shavit Capital Fund 4 GP, LP

By: Shavit Capital Management 4 (GP) Ltd., its		By: Shavit Capital Management 4 (GP) Ltd., its
general partner:		general partner:

By (sign name):	/s/ Gary Leibler	By (sign name):	/s/ Gary Leibler
Print Name:	Gary Leibler	Print Name:	Gary Leibler
Title:	Managing Partner	Title:	Managing Partner
Date:	13/07/2021	Date:	13/07/2021

Shavit Capital Fund III (US), L.P.		Shavit Capital Fund 3 (Israel), L.P.

By: Shavit Capital Fund 3 GP, LP		By: Shavit Capital Fund 3 GP, LP

By: Shavit Capital Management 3 (GP) Ltd., its		By: Shavit Capital Management 3 (GP) Ltd., its
general partner:		general partner:

By (sign name):	/s/ Gary Leibler	By (sign name):	/s/ Gary Leibler
Print Name:	Gary Leibler	Print Name:	Gary Leibler
Title:	Managing Partner	Title:	Managing Partner
Date:	13/07/2021	Date:	13/07/2021

ANNEX A

Form of Joinder Agreement to

AMENDED AND RESTATED SHAREHOLDERS RIGHTS AGREEMENT

of

ALPHATAU MEDICAL LTD.

This Joinder Agreement (this “Joinder”) is executed and delivered as of [ * ] in respect of that certain Amended and Restated Investors’ Rights Agreement, dated as of [*], 2021 by and among AlphaTau Medical Ltd., an Israeli company (the “Company”), (ii) the entities and individuals identified in Schedule 1 attached hereto (collectively, the “Key Holders”), (iii) each of the entities and individuals identified in Schedule 2 hereto (the “Series A Holders”, and together with the Key Holders, the “Existing Investors”), (iv) each of the entities and individuals identified in Schedule 3 hereto (the “Series B Holders”, and together with the Existing Investors, the “Investor(s)”) (the “A&R IRA”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the A&R IRA.

By executing and delivering this Joinder with the Company, the undersigned hereby joins and becomes a party to the A&R IRA with all of the rights and subject to all of the obligations of an “Investor” under the A&R IRA, and shall be added to Schedule 4 thereto and shall be considered an “Investor” for all purposes of the A&R IRA.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

By: _______________________

Name of Investor: ___________________

If Investor is an entity, title of Investor: _______________

ACCEPTED AND ACKNOWLEDGED:

AlphaTau Medical Ltd.

By: ___________________________

Name:

Title:

SCHEDULE 1

Key Holders

•	Uzi Sofer
•	Althera Medical Ltd.
•	Medison Ventures Ltd.

SCHEDULE 2

Series A Holders

•	Shavit Capital Fund IV (US), L.P.
•	Shavit Capital Fund 4 (Israel), L.P.
•	Shavit Capital Fund III (US), L.P.

•	Shavit Capital Fund 3 (Israel), L.P.

•	OurCrowd (Investment in AlphaT) L.P.
•	OurCrowd 50 L.P.

•	OurCrowd International Investment III L.P.
•	Edmund Shamsi

•	Arie Jacobson

•	Shmuel Rubinshtein
•	Arie Kremer

•	Thomas Schmidek
•	Alex Sugar

•	Abraham Hoffman and Miriam Hoffman
•	Adi Schmidek Barer and Oded Barer

•	Ofir Schmidek
•	Sindy Schmidek

•	Tamar Schmidek Arbel and Elad Arbel
•	Maryana Vladimirski

•	Beata Koch

•	SRL TOLKO
•	Ariel Tolub

•	Gov Financial Holdings Ltd.
•	Levy Stephane

•	Gabriel Menaged

•	VP Company Investment 2016, LLC
•	Joshua Kiernan

•	The Alan C. Agnes B Mendelson Family trust
•	Stuart Kurlander

•	Ehrlich François

•	Patricof 2000 Family Trust
•	Crescent Trust

•	Richie Wolfe

•	Matan Horovitz

•	RR Investment 2012, LP
•	Eldar Ben Ruby

•	Clifford M.J Felig
•	Dan Geva

•	Harry Grynberg

•	Anat Ann Cooper Ron
•	Maayan Kashi

•	Michael Tal
•	Shay Bensky

•	Benjamin Shamsi
•	Maoz Leb

•	Armando Carciente
•	Elisha Zeiger

•	Menachem Lamm
•	Lior Ofir

•	Adam Shames

•	Jay (Yaacov) shames
•	Lee Amir

•	Ori Sela

•	Yarden Manor
•	Moria Ankry

•	Rivka Levemberg
•	Daniel Lavine

•	HarrMich LLC

•	Morry Blumenfeld
•	Mimoun Rudy

•	Yaacov Ginou

•	Ariel, Natania and Eitan Feifel
•	Anturio Holding S.A

•	Stuart Mintz
•	Lisa Deutsch
•	Eran Benita
•	Amnon Gat

•	Shmuel David Adler
•	Aron Tendler

•	Volker Schewitz

•	Rebecca Mintz Gecovich
•	Csintalan Sandor

•	S.P.C.M Ltd.

•	Palo Alto Group Inc.

•	Viking Maccabee holdings Ltd.
•	Arc Group Ventures LLC

•	Bernard Sammy Tolub
•	Medison Ventures Ltd.
•	Amit Yuval

•	451we Alpha LLC
•	Zohar Buchan

•	Nurit Avruch

•	Daphna Gishron

SCHEDULE 3

Series B Holders

•	Medison Ventures Ltd.

•	Edmund Shamsi and/or affiliate as directed
•	Pnina Shamsi

•	Joshua Jacob Shamsi
•	Mishor Tau LLC

•	OurCrowd General Partner L.P. or an affiliate as may be directed

•	Milch Investment Holdings II, LLC
•	Chesapeake Advisory Group, LLC

•	Issachar Knoll or an affiliate as may be directed
•	Yehuda Laniado/Arie Boim/Avraham Moshe Margalit or an affiliate as may be directed
•	Shavit Capital Fund IV (US), L.P.

•	Shavit Capital Fund 4 (Israel), L.P.
•	Intercambio Comercial SA de CV
•	Elmrock Capital

•	Aryeh Levine
•	Rina Mazooz
•	Roei Shunim

•	Thomas Schmidek

•	Abraham Hoffman and Miriam Hoffman
•	Adi Schmidek Barer and Oded Barer

•	Ofir Schmidek
•	Sindy Schmidek

•	Tamar Schmidek Arbel and Elad Arbel
•	Vladimirsky Marianna

•	Beata Koch

•	RR Investment 2012, LP
•	Daniel Lavine

•	Morry Blumenfeld
•	Elliot Eisenberg
•	Red Red Inc.

•	Joshua Kiernan

•	The Alan C.& Agnes B.Mendelson Family Trust
•	Stuart Kurlander

•	VP Company Investment 2018, LLC
•	Clifford M.J Felig

•	Anat Ann Cooper Ron

•	Arc Group Ventures LLC
•	HarrMich LLC

•	Arie Kramer
•	Aron Tendler

•	Bangkok Bank Public Company Limited